PLEDGE AGREEMENT                                               Exhibit 4.15


     THIS PLEDGE AGREEMENT, dated as of March 1, 1992, by and between PUGET SOUND POWER & LIGHT COMPANY, a corporation organized and existing under the laws of the State of Washington (hereinafter called the "Company"), and CHEMICAL BANK, a New York banking corporation, as trustee (hereinafter called the "Trustee") under an Indenture of Trust dated as of March 1, 1992 (hereinafter called the "Indenture") between the City of Forsyth, Rosebud County, Montana, a political subdivision and municipal corporation organized and existing under the constitution and laws of the State of Montana (hereinafter called the "Issuer"), and Chemical Bank, as trustee (the "Trustee");

WHEREAS, the Company has created a new series of first mortgage bonds, the 6.80% Series due 2022 (hereinafter called the "First Mortgage Bonds"), to be issued under and secured by the First Mortgage, dated as of June 2, 1924, between the Company and The First National Bank of Boston, as trustee (the "First Mortgage Trustee"), as supplemented and amended by seventy-two supplemental indentures heretofore executed by the Company and including a Seventy-Third Supplemental Indenture, dated as of March 1, 1992 (said Mortgage, as so amended and supplemented, and said Supplemental Indenture being hereinafter called the "Mortgage" and the "Supplemental Indenture," respectively); and

WHEREAS, as contemplated by the Indenture and the Loan Agreement, dated as of March 1, 1992 (hereinafter called the "Loan Agreement") between the Company and the Issuer, the Company proposes to pledge the First Mortgage Bonds to the Trustee as collateral security for the obligations of the Company under the Loan Agreement;

NOW, THEREFORE, in consideration of the premises and the foregoing and other good and valuable consideration, the Company and the Trustee do hereby agree, for the benefit of the owners from time to time of the Refunding Bonds (as defined in Section 1.1), as follows:


ARTICLE I -- THE PLEDGE

Section 1.1

     The Company herewith delivers to and pledges with the Trustee, for the benefit of the owners from time to time of $87,500,000 aggregate principal amount of the Issuer's Pollution Control Revenue Refunding Bonds (Puget Sound Power & Light Company Colstrip Project) Series 1992 (the "Refunding Bonds"), and the Trustee hereby acknowledges receipt of, the First Mortgage Bonds in an aggregate principal amount of $87,500,000. The First Mortgage Bonds are registered in the name of the Trustee or its nominee, as collateral security for the obligation of the Company under the Loan Agreement to pay sums sufficient for the payment of the principal of, and premium, if any, and interest on, the Refunding Bonds. The First Mortgage Bonds mature on such date and in such principal amount and contain such redemption provisions that, upon the maturity or redemption of the Refunding Bonds, there shall mature or be redeemable First Mortgage Bonds equal in principal amount to the Refunding Bonds then to mature or be redeemable.
The First Mortgage Bonds bear interest at the same rate borne by the Refunding Bonds.

Section 1.2

     Anything herein to the contrary notwithstanding, the Company shall receive a credit against its obligations to make any payment of principal of or premium, if any, or interest on, the First Mortgage Bonds, whether at maturity, upon redemption or otherwise, and such obligations shall be fully or partially, as the case may be, satisfied and discharged, in an amount equal to the amount, if any, paid by the Company under the Loan Agreement, or otherwise satisfied or discharged, in respect of the principal of, or premium, if any, or interest on, the Refunding Bonds. The obligations of the Company to make such payment of principal of or premium, if any, or interest on, such First Mortgage Bonds shall be deemed to have been reduced by the amount of such credit.

Section 1.3

     The Trustee shall have and may exercise, in the manner and upon the terms and conditions set forth herein and in the Indenture, and in the Mortgage and the Supplemental Indenture, all the rights and remedies provided in the Mortgage and Supplemental Indenture for holders of bonds issued thereunder, including, without limitation, the right to receive payments of principal of and premium, if any, and interest on, the First Mortgage Bonds.

Section 1.4

     The Trustee shall use any moneys received by it with respect to the First Mortgage Bonds to make the corresponding payment then due of principal of or premium, if any, or interest on, the Refunding Bonds. Any proceeds of the First Mortgage Bonds in excess of the amounts necessary to pay in full the principal of and premium, if any, and interest on, the Refunding Bonds shall be remitted promptly to the Company.

Section 1.5

     At the time any Refunding Bond ceases to be Outstanding (as such term is defined in the Indenture), the Trustee shall surrender to the First Mortgage Trustee for cancellation First Mortgage Bonds equal in aggregate principal amount to the excess, if any, of (i) the aggregate principal amount of the First Mortgage Bonds then held by the Trustee, over (ii) the aggregate principal amount of the Refunding Bonds then Outstanding. The First Mortgage Bonds so surrendered shall be deemed to be satisfied and discharged and the obligations of the Company thereunder and hereunder in the case where all the Refunding Bonds cease to be Outstanding shall be terminated (except that the provisions of Section 2.1 hereof shall survive).

ARTICLE II -- COVENANTS OF THE COMPANY

Section 2.1

     The Company will indemnify and hold the Trustee free and harmless from any loss, claim, damage, tax, penalty, liability, disbursement, litigation expenses, attorneys' fees and expenses or court costs incurred by the Trustee, except as a result of its negligence or bad faith, arising out of the execution or performance by the Trustee of this Agreement or the exercise by the Trustee of any right or remedy as the holder of the First Mortgage Bonds.

ARTICLE III -- COVENANTS OF THE TRUSTEE

Section 3.1

     The Trustee covenants that it will not sell, assign or transfer the First Mortgage Bonds, except to its nominee or as required to effect transfer to any successor trustee under the Indenture. To effect compliance with this restriction, the Company may take such actions as it shall deem to be desirable, including (a) the placing of a legend on each First Mortgage Bond in substantially the following form:

        This bond is nontransferable except as required to effect transfer by the Trustee to its nominee or to any successor trustee under the Indenture of Trust dated as of March 1, 1992 between the City of Forsyth, Rosebud County, Montana, and Chemical Bank, as Trustee or by the Trustee's nominee to the Trustee under such Indenture of Trust.

and (b) the issuance of stop transfer instructions to the First Mortgage Trustee and any other transfer agent under the Mortgage.

Section 3.2

     In the event the Trustee does not timely receive amounts for the payment of principal of, premium, if any, or interest on, the Refunding Bonds from the Company in accordance with the Indenture and the Loan Agreement, or written confirmation from the Company or its agent of such payment by or on behalf of the Company to the owners of the Refunding Bonds, the Trustee shall immediately give telephonic or telegraphic notice thereof to the Company, but the Trustee shall incur no liability for failure to give such notice and such failure shall have no effect on the obligations of the Company under the Indenture, the Mortgage, the Supplemental Indenture and the Loan Agreement or the rights of the Trustee or the owners of the Refunding Bonds.

ARTICLE IV -- MISCELLANEOUS

Section 4.1

     All notices, certificates, requests or other communications hereunder shall be given in the manner and addressed to the addresses set forth in
Section 12.08 of the Indenture.

Section 4.2

     This Agreement shall not be deemed to create any right in, or to be in whole or in part for the benefit of, any person other than the Trustee, the Company, the owners from time to time of the Refunding Bonds, and their successors and assigns. This Agreement is entered into by the Company for the benefit of the owners from time to time of the Refunding Bonds and the Trustee and may be enforced on behalf of the owners of the Refunding Bonds only by the Trustee or any successor trustee under the Indenture.

Section 4.3

     This Agreement may be amended in any respect but only by written agreement of the parties hereto. With respect to an amendment or modification of the Mortgage or the First Mortgage Bonds, the Trustee shall exercise its rights as a holder of the First Mortgage Bonds only in accordance with the terms of the Indenture and the Mortgage.

Section 4.4

     In the event any obligation created by this Agreement shall be breached by either of the parties, such breach may thereafter be waived by the other party, unless such waiver is prohibited by the Indenture, but any such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Section 4.5

     This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.

Section 4.6

     If any clause, provision or section of this Agreement be held illegal or invalid by any court, the invalidity of such clause, provision or section shall not affect any of the remaining clauses, provision or sections hereof, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein.

Section 4.7

     The laws of the State of New York shall govern the construction of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed, effective the day and year first above written.

                          PUGET SOUND POWER & LIGHT COMPANY


                          By      Robert C. Wood
                             ___________________________
                                  Robert C. Wood
                                  Assistant Treasurer


                          CHEMICAL BANK, as Trustee


                          By      J. Murray
                             ___________________________
                                  J. Murray
                          Its Senior Trust Officer